Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

March 15, 2019

Ra Medical Systems, Inc.
2070 Las Palmas Drive
Carlsbad, California 92011

Re:  Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Ra Medical Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 634,462 shares of the Company’s common stock reserved for future issuance pursuant to the Ra Medical Systems, Inc. 2018 Equity Incentive Plan, and (ii) 158,615 shares of the Company’s common stock reserved for future issuance pursuant to the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan (which plans are collectively referred to herein as the “Plans” and which shares of Common Stock are collectively referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, it is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation